Exhibit 99.1

For More Information, Contact:

James E. Fickenscher/CFO	Fern Lazar
Auxilium Pharmaceuticals, Inc.	Lazar Partners, Ltd.
(484) 321-5900	(212) 867-1762
jfickenscher@auxilium.com	flazar@lazarpartners.com

Auxilium Pharmaceuticals, Inc. Announces

Fourth Quarter and Full Year 2007 Financial Results, as well as Guidance for 2008

Full Year 2007 Net Revenues Increase by 40% to a record $95.7 Million

2008 Net Revenues Expected to be in the Range of $120 Million to $125 Million

MALVERN, PA., (February 14, 2008)—Auxilium Pharmaceuticals, Inc. (Nasdaq: AUXL), a specialty biopharmaceutical company, today announced financial results for the fourth quarter and the year ended December 31, 2007. The Company also highlighted important commercial and clinical development progress during the year 2007 and provided financial and operational guidance for 2008.

For the quarter ended December 31, 2007, Auxilium reported record net revenues of $27.7 million compared to net revenues of $19.5 million in the fourth quarter of 2006, an increase of 42%. For the full year 2007, net revenues totaled $95.7 million compared to net revenues of $68.5 million for the full year 2006, an increase of 40%.

For the quarter ended December 31, 2007, Auxilium reported a net loss of $(11.9) million compared to a net loss of $(12.8) million in the fourth quarter of 2006. For the full year 2007, Auxilium’s net loss was $(40.7) million, compared to a net loss of $(45.9) million for the comparable period in 2006.

“2007 was an excellent year for Auxilium. We achieved record revenues for Testim in 2007 and made tremendous progress in the clinical development of XIAFLEX™ (clostridial collagenase for injection), a product that can potentially transform the Company,” commented Armando Anido, Chief Executive Officer and President of Auxilium.

2007 and Recent Highlights:

XIAFLEX:

•

In July 2007, the Company announced preliminary data on the efficacy and safety of XIAFLEX (clostridial collagenase for injection), formerly referred to as AA4500, from the phase III studies for the treatment of Dupuytren’s contracture that were suspended in December 2006 due to a manufacturing issue. The data indicate that patients injected with XIAFLEX achieved clinical success, defined as a reduction of joint contracture to within five degrees of normal, at rates consistent with those reported in previous clinical studies. No patient receiving placebo experienced clinical success. In addition, adverse events also were similar to those from previous clinical studies. The vast majority of patients received only one dose of either XIAFLEX or placebo.

•	In August 2007, the Company received clearance from the U.S. Food and Drug Administration (FDA) to resume its phase III clinical trials for XIAFLEX in the treatment of Dupuytren’s contracture.

•

In September 2007, the Company dosed the first patients in its second U.S. phase III pivotal trial (CORD I) and its Australian phase III study (CORD II) of XIAFLEX for the treatment of Dupuytren’s contracture.

•	In December 2007, the Company completed patient enrollment in CORD I and CORD II, exceeding its enrollment targets in both studies, with greater than 300 patients enrolled in the two studies combined.

•	In 2008, the Company intends to explore partnering opportunities for XIAFLEX in Europe as part of its ongoing evaluation of options to maximize the product’s potential in Europe.

TESTIM:

•	Net revenues were up 40% over the prior year to $95.7 million.

•

Total prescriptions for the testosterone replacement gel market segment grew 17.7% in 2007 according to National Prescription Audit (NPA) data from IMS Health, Inc. (IMS), a leading market research firm.

•	Testim prescriptions grew by 35.2% in 2007 according to NPA data from IMS.

•	In December 2007, Testim’s market share of the gel segment reached a record 21.5% versus 18.2% in December 2006 according to IMS.

•

In May 2007, the Company announced new data from a retrospective study, which was not funded by Auxilium, showing that total testosterone levels increased significantly in patients who switched to Testim following suboptimal response to Solvay S.A.’s Androgel® (testosterone gel) 1%. Conversely, men who switched from Testim to Androgel following suboptimal response to Testim did not show an appreciable rise in total testosterone levels.

•

On January 22, 2008, the U.S. Patent and Trademark Office issued U.S. Patent No. 7,320,968 covering Testim®, which the Company licenses from Bentley Pharmaceuticals, Inc. The patent expires in January 2025 and has been listed in Approved Drug Products with Therapeutic Equivalence Evaluations (commonly known as the Orange Book), published by the FDA.

COMPANY HIGHLIGHTS:

•	In 2007, the Company continued to build out its management team with seasoned executives.

•	Mr. Roger Graham, Jr. assumed the newly created position of Executive Vice President, Sales and Marketing;

•	Mr. Scott Wilhoit joined as Vice President, Managed Markets;

•	Mr. Robert Dufour joined as Vice President, Marketing; and

•	Ms. Nancy Fetrow assumed the newly created role of Vice President, Project Management.

•

In January 2008, Dr. Anthony DelConte joined Auxilium in the newly created role of Chief Medical Officer responsible for all clinical and preclinical development and medical affairs. Prior to joining Auxilium, Dr. DelConte was Senior Vice President, Clinical Research & Development at Genaera Corporation. He served as Senior Medical Director of U.S. Clinical Development & Medical Affairs at Novartis Pharmaceuticals from 2003 until 2006. Dr. DelConte held various positions of increasing responsibility at Wyeth Pharmaceuticals from 1995 to 2003. Prior to joining Wyeth he was a member of the full time faculty in the Department of Obstetrics and Gynecology at Jefferson Medical College. Dr. DelConte attended Saint Joseph’s University and received his medical degree from the University of Pittsburgh School of Medicine. He completed residency training at Magee-Womens Hospital of the University Health Center of Pittsburgh. Dr. DelConte is a fellow of the American College of Obstetricians & Gynecologists and is a Diplomat of the American Board of Obstetrics and Gynecology.

•	In 2007, the Company added manufacturing, clinical development and senior operational expertise to its Board of Directors with the addition of Dr. Renato Fuchs and Dr. Dennis Langer.

•	In June 2007, the Company announced the sale of 3.672 million shares of common stock resulting in $49.9 million in net proceeds.

•

In 2007, the Company was named “Life Sciences Company of the Year” by the Eastern Technology Council. The Company also was named a “Rising Star” in the Deloitte & Touche USA LLP 2007 Technology Fast 50 Program for the Greater Philadelphia area, a ranking of the region’s 50 fastest growing technology and life sciences companies by percentage revenue growth. Auxilium also was named as a finalist in the “10 Best Places to Work” in the greater Philadelphia area by Philadelphia Business Journal.

2008 Financial and Operational Guidance

For 2008, Auxilium anticipates that:

•	net revenues will be in the range of $120 million to $125 million;

•	research and development spending will be in the range of $52 million to $56 million, which includes $2 million to $3 million of stock-based compensation cost;

•	selling, general and administrative expenses will be in the range of $88 million to $92 million, which includes $7 million to $8 million of stock-based compensation cost;

•	net loss will be in the range of $44 million to $48 million; and

•	total stock-based compensation expense will be in the range of $9 million to $11 million.

With respect to the clinical program for XIAFLEX, Auxilium expects to:

•	release top-line results from the double-blind phase III clinical trials for XIAFLEX for the treatment of Dupuytren’s contracture in the second quarter of 2008;

•	initiate a phase IIb dose ranging study for XIAFLEX for the treatment of Peyronie’s disease in the second quarter of 2008, pending FDA review of animal study results; and

•	file the Biologics License Application for approval of XIAFLEX for the treatment of Dupuytren’s contracture by FDA in early 2009.

Information concerning select assumptions will be discussed during the conference call today, February 14, 2008 at 10:00 a.m. ET.

Fourth Quarter 2007 Financial Detail

For the quarter ended December 31, 2007, Auxilium reported net revenues of $27.7 million compared to net revenues of $19.5 million in the fourth quarter of 2006, an increase of 42%.

The net loss for the fourth quarter of 2007 was $(11.9) million, or $(0.29) per share, compared to a net loss of $(12.8) million, or $(0.36) per share, reported for the fourth quarter of 2006. Net loss for the fourth quarter of 2007 includes total stock-based compensation expense of $1.8 million, compared to $1.1 million for the fourth quarter of 2006.

Gross margin on net revenues was 73.9% for the quarter ended December 31, 2007 compared to 74.5% for the comparable period in 2006. Gross margin reflects the cost of product sold as well as royalty payments made to the Company’s licensor on the sales of Testim. The decline in the gross margin rate reflects a lower margin rate on international revenues and increased coupon usage, partially offset by the impact of year-over-year price increases on U.S. Testim revenues.

Research and development spending for the quarter ended December 31, 2007 was $14.5 million, compared to $12.2 million for 2006.

Selling, general and administrative costs for the quarter ended December 31, 2007 were $18.9 million, compared to $15.8 million in the comparable 2006 period.

As of December 31, 2007, Auxilium had $76.1 million in cash, cash equivalents and short-term investments, compared to $82.5 million at September 30, 2007.

Full Year 2007 Financial Detail

For the full year 2007, net revenues totaled $95.7 million, compared to net revenues of $68.5 million for the year 2006, an increase of 40%.

Auxilium reported a net loss of $(40.7) million, or $(1.07) per share, for the full year 2007, compared to a net loss of $(45.9) million, or $(1.48) per share, for the full year 2006. Net loss for 2007 includes total stock-based compensation expense of $6.0 million, compared to $3.1 million for the full year 2006.

Gross margin on net revenues was 74.3 % for the full year 2007, compared to 74.2 % for the full year 2006.

Research and development costs for the full year 2007 were $42.8 million compared with $37.9 million for the full year 2006.

Selling, general and administrative expenses totaled $72.8 million for the year ended December 31, 2007, compared with $61.3 million for the year-ago period.

Conference Call

Auxilium will hold a conference call today, February 14, at 10:00 a.m. ET, to discuss fourth quarter and full year 2007 results, as well as the financial and operational guidance it has provided for 2008. The conference call will be simultaneously web cast on Auxilium’s web site and archived for future review until February 21, 2008.

Conference call details:

Date: Thursday, February 14, 2008

Time: 10:00 a.m. ET

Dial-in (U.S.): 888-679-8018

Dial-in (International): 617-213-4845

Web cast: http://www.auxilium.com

To access an audio replay of the call:

Access number (U.S.): 888-286-8010

Access number (International): 617-801-6888

Conference ID#: 75796048

About Auxilium

Auxilium Pharmaceuticals, Inc. is a specialty biopharmaceutical company with a focus on developing and marketing to urologists, endocrinologists, orthopedists and select primary care physicians. Auxilium markets Testim® 1%, a topical testosterone gel, for the treatment of hypogonadism through its approximately 190-person sales and marketing team. Auxilium has four projects in clinical development. XIAFLEX™ (clostridial collagenase for injection), formerly referred to as AA4500, is in phase III of development for the treatment of Dupuytren’s contracture and is in phase II of development for the treatment of Peyronie’s disease and Frozen Shoulder syndrome (Adhesive Capsulitis). Auxilium’s transmucosal film product candidate for the treatment of overactive bladder (AA4010) is in phase I of development. The Company is currently seeking a partner to further develop this product candidate. Auxilium has one pain product using its transmucosal film delivery system in pre-clinical development. Auxilium has rights to seven additional pain products and products for hormone replacement and urologic disease using its transmucosal film delivery system. Auxilium also has options to all indications using XIAFLEX for non-topical formulations. For additional information, visit http://www.auxilium.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

In addition to historical facts or statements of current condition, this release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of The Private Securities Litigation Reform Act of 1995, including statements regarding

•

Auxilium’s expected financial performance during 2008 and the financial milestones that it may achieve for 2008, including 2008 net revenues, research and development spending, selling, general and administrative expenses, and net loss;

•	the timing of the release of results from phase III clinical trials for XIAFLEX for the treatment of Dupuytren’s contracture;

•	the commencement of a phase IIb dose ranging study for XIAFLEX for the treatment of Peyronie’s disease;

•	FDA review of animal study results for XIAFLEX;

•	the filing of the Biologics License Application for approval of XIAFLEX for the treatment of Dupuytren’s contracture;

•	the potential for XIAFLEX to be a Company transforming product;

•	the interpretation of clinical data;

•	the Company’s intention to explore partnering opportunities for XIAFLEX in Europe and the impact of such partnering opportunity, should it occur;

•	the protection for Testim afforded by U.S. Patent No. 7,320,968;

•	the impact of recent additions to the board and management team; and

•	the drivers of Testim sales and market share growth.

Forward-looking statements often address Auxilium’s expected future financial position or business strategy and plans and objectives of management for future operations, and often contain the words “believe,” “may,” “could,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” and “potentially,” and similar expressions. Forward-looking statements provide Auxilium’s current expectations or forecasts of future events. Auxilium’s performance and financial results could differ materially from those reflected in these forward-looking statements due to:

•	the success of research and development activities;

•	the performance of third-party manufacturers and suppliers;

•	decisions by regulatory authorities as to whether and when to approve drug applications;

•	decisions by regulatory authorities as to whether and when to proceed to the next phase of clinical trials;

•	difficulties or delays in manufacturing;

•	competition from currently marketed products, generic products, and new products;

•	legislative and regulatory action in the jurisdictions in which Auxilium markets or seeks to market its products;

•	claims and concerns that may arise regarding the safety or efficacy of its products; and

•	increase in costs or expenses.

A more detailed list and description of the risks and uncertainties that Auxilium faces may be found under the heading “Risk Factors” in Auxilium’s Annual Report on Form 10-K for the year ended December 31, 2006 and in Auxilium’s Quarterly Report on Form 10-Q for the period ended September 30, 2007 which are on file with the Securities and Exchange Commission. Given these risks and uncertainties, any or all of the forward-looking statements contained in this release may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Auxilium undertakes no obligation to update publicly any forward-looking statement.

CONTACT:

James E. Fickenscher

Chief Financial Officer, Auxilium Pharmaceuticals, Inc.

+1-484-321-5900

jfickenscher@auxilium.com

or

Fern Lazar

Lazar Partners, Ltd.

+1-212-867-1765

flazar@lazarpartners.com

-Tables to Follow-

AUXILIUM PHARMACEUTICALS, INC.

Condensed Consolidated Statements of Operations

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Net revenues	$27,738	$19,485	$95,734	$68,490

Operating expenses:
Cost of goods sold	7,239	4,971	24,609	17,692
Research and development*	14,545	12,223	42,802	37,900
Selling, general, and administrative*	18,902	15,777	72,768	61,277

Total operating expenses	40,686	32,971	140,179	116,869

Loss from operations	(12,948)	(13,486)	(44,445)	(48,379)
Interest income (expense), net	1,090	730	3,740	2,429
Other income (expense), net	—	(2)	—	2

Net loss	$(11,858)	$(12,758)	$(40,705)	$(45,948)

Basic and diluted net loss per common share	$(0.29)	$(0.36)	$(1.07)	$(1.48)

Weighted average common shares outstanding	40,331,967	35,234,484	38,187,662	30,956,889

* includes the following amounts of stock-based compensation expense:
Research and development	$378	$165	$1,180	$397
Selling, general, and administrative	1,378	916	4,857	2,685

Condensed Balance Sheets

(In thousands)

(Unaudited)

	As of December 31,
	2007	2006
Cash, cash equivalents and short term investments	$76,090	$54,744
Working capital	64,861	46,819
Total assets	106,979	76,759
Long-term liabilities	11,166	11,737
Total stockholders’ equity	64,016	42,329